Exhibit 99.1

CONTACTS:

Investors

InvestorRelations@amerantbank.com

(305) 460-8728

Media

media@amerantbank.com

(305) 441-8414

For Release: March 21, 2019 5:00 PM

MERCANTIL BANK HOLDING CORPORATION

ANNOUNCES RESIGNATION OF

ALEJANDRO GONZALEZ S. AS A DIRECTOR

Coral Gables, Florida – Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) and its subsidiary, Amerant Bank, N.A. (the “Bank”), announced the resignation of Alejandro Gonzalez S. as a director of the Company and the Bank.

Mr. Gonzalez was employed by the Company’s former parent, Mercantil Servicios Financieros, C.A. (“MSF”) in various positions until his retirement as Executive Vice President in 2013. He was an alternate director of MSF from 2006 to 2018, when he resigned in connection with the separation of the Company from MSF. Mr. Gonzalez has served as a Company director since 2004.

Mr. Gonzalez stated: “It has been a privilege to serve as a director of the Company and the Bank, and I am proud of their accomplishments, including the Company’s spin-off from MSF and its initial public offering in 2018. The Company has a bright future. Various MSF shareholders have asked that I return as a director of MSF and contribute my experience to my long-time employer in Venezuela. I regret that I cannot serve on both the Company’s and MSF’s boards of directors due to the terms of their separation.”

Rick Copeland, Chairman of the Company commented: “Alejandro Gonzalez is a valued colleague, and we appreciate his many years of enthusiastic and dedicated service to the Company. We understand and respect his decision to return to MSF’s board of directors.”

About the Company and the Bank

Mercantil Bank Holding Corporation is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, the Bank, Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 15 in South Florida, 8 in the Houston, Texas area, and loan production offices in Dallas, Texas and New York, New York.

For more information, please visit www.mercantilbank.com or investor.mercantilbank.com.